EXHIBIT 4

THE COMMONWEALTH OF

MASSACHUSETTS

Office of the Secretary of State

Michael J. Connolly, Secretary

One Ashburton Place, Boston, Massachusetts

02108-1512

ARTICLES OF ORGANIZATION

(Under G.L Ch. 156B)

ARTICLE I

The name of the corporation is:

EV Distributors, Inc.

ARTICLE II

The purpose of the corporation is to engage in the following business activities:

See continuation sheets 1A through 1B

ARTICLE III

The types and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

WITHOUT PAR VALUE STOCKS		WITH PAR VALUE STOCKS
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
COMMON:		COMMON:	200,000	$1.00
PREFERRED:		PREFERRED:

ARTICLE IV

If more than one class or stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

None

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

None

ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers or the corporation, or of its directors or stockholders, or any class or stockholders:

(If there are no provisions state “None”.)

See continuation sheets 2A through 2B.

Note: The preceding six (6) articles are considered to be permanent and may ONLY by changed by filing appropriate Articles of Amendment.

1A

To buy, purchase, hold, invest in, vote, sell, contract to buy or sell, issue, distribute, solicit offers to buy or sell, solicit applications or subscriptions for, or otherwise dispose of, stocks, debentures, bonds, notes, certificates of interest or participation, trust certificates, investment contracts, voting trust certificates, single payment programs, systematic investment programs, ordinary or variable annuity contracts, or any interest or instrument commonly known as a security or any right or interest therein, as principal, underwriter, distributor, wholesaler, broker, agent, dealer, sponsor, depositor or otherwise; to act as registrar for any such security; to act as transfer agent, disbursing agent or fiscal agent for the issuer or sponsor of any such security; and to act as agent under any plan or program relating to the acquisition or disposition of any such security;

To engage in the business of a broker-dealer and to qualify or register to do the same pursuant to applicable law; to engage in and carry on a general investment, investment advisory and financial business; to supervise and manage investments and other property for clients and to furnish supervisory, management, advisory, research and statistical services and information of every kind and character, and particularly to give advice and counsel in regard to and to perform functions and to furnish or arrange for services, facilities, equipment and personnel in respect of the business, investments, policy and affairs of any person, firm, association, trust, corporation or other entity (including, without limitation, any investment company); to act as agent, manager, investment adviser or in any fiduciary or nonfiduciary capacity for any person, firm, association, trust, corporation or other entity in all matters, whether pertaining to investments or other business affairs or otherwise; to do all things incidental to the foregoing and to act in connection with any of the foregoing in any capacity whatever; and to carry on either within or outside The Commonwealth of Massachusetts any other business or activity of any kind or character whatsoever;

To undertake and carry on any business transaction or operation commonly carried on or undertaken by capitalists, promoters, financiers, investment bankers, dealers, brokers, agents or representatives; to promote, or assist or participate alone or with others in the organization, financing (including lending and advancing money), merging, consolidation, reorganization or liquidation of, or carry on or take over the properties, manage the affairs or conduct the business of any person, firm, association, trust, corporation or other entity engaged in any lawful business enterprise; and to assist by loan, subscription to capital or otherwise any person, firm, association, trust, corporation or other entity engaged in whole or in part in any business in which the Corporation is empowered to engage or any of whose securities are then held by the Corporation and to do all things calculated to protect or enhance in value the business or investments of the Corporation;

To purchase, lease or otherwise acquire and take over all or any part of the business, goodwill, rights, property and assets of all kinds and assume or otherwise provide for all or any part of the contracts, liabilities and obligations of any person, firm, association, trust, corporation or other entity engaged in any business which the Corporation is authorized to carry on, whether as going concerns or otherwise, and to carry on such business;

1B

To borrow money and contract indebted ness for all proper corporate purposes, and to issue bonds, debentures, notes and other evidences of indebted ness therefor; to secure the payment of same by pledge, mortgage or other lien on all or any part of the franchises, rights, property, assets and goodwill of the Corporation; and to assume or guarantee and secure in like manner all or any of the leases, contracts or other obligations, the payment of any dividends on any stock or shares and the payment of the principal or interest on any bonds, debentures, notes or other evidences of indebtedness of any person, firm, association, trust, corporation or other entity in which the Corporation has a business or financial interest; and

To purchase, lease or otherwise acquire, to own, hold and develop and to sell, lease, pledge, mortgage or otherwise deal in or dispose of such real, personal and other property as may be incidental to any of the purposes or objects or powers set forth herein; to enter into, make, perform and carry out contracts and undertakings of every kind and for any lawful purpose pertaining to the business of the Corporation; to do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers set forth herein, either alone or in association with other corporations, trusts, associations, firms, persons or other entities; to do every other act or thing incidental or appurtenant to or growing out of or connected with such purposes or objects or powers, or any part or parts thereof, provided the same be not inconsistent with the laws under which the Corporation is organized; and generally in the accomplishment of any of such purposes or objects or powers to have and exercise any and all rights, powers and privileges now or hereafter vested in business corporations by the laws of Massachusetts.

The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation.

2A

The following lawful provisions are inserted in these Articles for the conduct and regulation of the business of the Corporation, for its voluntary dissolution and for limiting, defining or regulating the powers of the Corporation, its directors and shareholders.

Contracts

Any contract, arrangement or dealing may be entered into or made by the Corporation with any director, officer, employee or stockholder of the Corporation or with any person, firm, association, trust, corporation or other entity, although one or more of the directors, officers, employees or stockholders of the Corporation may be a director, officer, trustee, partner, employee or stockholder of, or may be financially interested in or otherwise affiliated with, such other person, firm, association, trust, corporation or other entity; and no such contract, arrangement or dealing shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Corporation under or by reason of said contract, arrangement or dealing or accountable for any profit realized directly or indirectly therefrom, provided that such relationship is known or disclosed to the Board of Directors of the Corporation.

By-Laws

The By-Laws of the Corporation may provide that the Board of Directors may amend or repeal the By-Laws in whole or in part without the assent or vote of the shareholders, except with respect to any provision of the By-Laws which by law, the Articles of Organization (including any amendments thereof) or the By-Laws requires action by the stockholders; provided, however, that any By-Law adopted by the Board of Directors may be amended or repealed by the stockholders. The By-Laws may provide that meetings of the stockholders may be held at any place in the United States. The By-Laws may also provide for the conduct of meetings of the Board of Directors or Committees thereof by means of a telephone conference circuit.

Partnerships

The Corporation may be a general or a limited partner in any business enterprise which it may from time to time have the power to conduct by itself.

Director Liability

No director shall be personally liable to the Corporation or to any of its stockholders for monetary damages for any breach of fiduciary duty by such director as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent required from time to time by applicable law, this provision shall not eliminate the liability of a director, to the extent such’ liability is provided by applicable law, (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (c) under Section 61 or Section 62 of the Business Corporation Law of the Commonwealth of Massachusetts, or (d) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of any provision in this paragraph shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

2B

Amendments

Amendments to these Articles of Organization pursuant to Section 71 of the Business Corporation Law of the Commonwealth of Massachusetts shall be authorized by vote of a majority of each class of stock outstanding and entitled to vote thereon; provided, that if any such amendment would adversely affect the rights of any class of stock, the vote of a majority of such class, voting separately, shall also be necessary to authorize such amendment.

Mortgage or Disposal of Assets

Any sale, lease or exchange of all or substantially all of the property and assets of the corporation, including goodwill, pursuant to Section 75 of the Business Corporation Law of the Commonwealth of Massachusetts shall be authorized by a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon.

Consolidation or Merger

Any agreement of consolidation or merger submitted to the stockholders pursuant to Section 78 of the Business Corporation Law of the Commonwealth of Massachusetts shall be approved by a vote of a majority of the shares of each class of stock outstanding and entitled to vote on the approval of such an agreement. For this purpose, if any such agreement would adversely affect the rights of any class of stock, the vote of a majority of the shares of such class then outstanding, voting separately, shall also be necessary to authorize such agreement.

ARTICLE VII

The effective date of organization of the corporation shalt be the date approved and filed by the Secretary of the Commonwealth. If a later EFFECTIVE DATE is desired, specify such date which shall not be more than thirty days after the date of filing.

The information contained in ARTICLE VIII is NOT A PERMANENT part of the Articles of Organization and may be changed ONLY by filing the appropriate form provided therefor.

ARTICLE VIII

a. The street address of the corporation IN MASSACHUSETTS is: (post office boxes are not acceptable)

    24 Federal Street

    Boston, MA 02110

b. The name, residence and post office address (of different) of the directors and officers of the corporation are:

	NAME	RESIDENCE	POST OFFICE ADDRESS

President:	Wharton P. Whitaker	371 Rumstick Road Barrington, RI 02806	24 Federal Street Boston, MA 02110

Treasurcr	Benjamin A. Rowland, Jr.	27 Waldron Street Marblehead, MA 01945	24 Federal Street Boston, MA 02110

Clerk	Thomas Otis	50 Pine Street Dover, MA 02030	24 Federal Street Boston, MA 02110

Directors:	Wharton P. Whitaker	371 Rumstick Road Barrington, RI 0280’6.	24 Federal Street Boston, MA 02110

	James B. Hawkes	11 Quincy Park Beverly, MA 01915	24 Federal Street Boston, MA 02110

	Benjamin A. Rowland, Jr.	27 Waldron Street Marblehead, MA 01945	24 Federal Street Boston, MA 02110

c. The fiscal year (i.e.; tax year) of the corporation shall end on the last day of the month of:

October

d. The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any, is:

None

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above have been duly elected.

IN WITNESS WHEREOF and under the pains and penalties of perjury, I/W’E,, whose signature(s) appear below as incorporation(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General laws Chapter 156B and do hereby sign these Articles of Organization as Incorporator(s) this     13th         day of         July                     1994

/s/ Eric G. Woodbury, Esq.
24 Federal Street
Boston, MA 02110

471109

THE COMMONWEALTH OF MASSACHUSETTS

ARTICLES OF ORGANIZATION

GENERAL LAWS, CHAPTER 156B, SECTION 12

I hereby certify that, upon examination of these articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $200 having been paid, said articles are deemed to have been filed with me this 15th day of July 1994

/s/ Michael J. Connolly

Michael J. Connolly

Secretary of State

FILING FEE: One tenth of one percent of the total authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with par value less than one dollar, or no par stock, shall be deemed to have a par value of one dollar per share.

PHOTOCOPY OF ARTICLES OF ORGANIZATION TO BE SENT TO:

Eric G. Woodbury, Esq.

Eaton Vance Management

24 Federal Street

Boston, MA 02110

Telephone (617) 482-8260